EXHIBIT 99.1
Performance Objectives for Chief Executive Officer
ABM Industries Incorporated
Fiscal Year 2007
Mission: To continue the focus on maximizing shareholder value while defining excellence in Facility Services. For success the following short and long-term objectives are key:
1.	Financial Goals: Achieve or exceed the profit budget for fiscal 2007 as reviewed by the Board, adjusted to reflect acquisitions and divestitures. Continue to focus on and generate positive cash-flow for the Company, including but not limited to the timely collection of accounts receivable and the avoidance of bad debts. Meet or exceed consolidated revenue goals.

2.	Continue the Company’s prudent acquisition program, including:
a.	Increase activity in larger acquisitions consistent with board-adopted growth plan

b.	Complete integration of consummated acquisitions

c.	Enhance acquisition and development team

d.	Initiate international expansion.
3.	Continue to develop and structure a strong senior management team and a team of strong operating division presidents and executives. Cascade Succession Planning and Leadership Development process within Divisions, increase emphasis on performance-based culture, diversity and employee communication. Continue to provide personal leadership and “tone at the top” including coaching, mentoring and evaluating executives to help them meet expectations.

4.	Complete the process of evaluating possible updates to ABM and ABM subsidiary branding strategies to better differentiate and expand ABM’s market leadership position. Make recommendation to Board on branding strategy and associated costs and begin implementation of approved changes.

5.	Finalize Plan and begin implementation of Shared Service platform to leverage organizational and operational efficiencies.